Exhibit 10.60

January 24, 2014

Brian D. Sullivan

Re: Special Compensation Award

Dear Brian:

You are being offered this opportunity because of the value we place on you as an individual and your career, and your key role with Alpha Natural Resources Services, LLC (such employer is hereinafter referred to as “the Company” or any subsidiary of the Company or of Alpha Natural Resources, Inc. (“Alpha”) that may assume your employment after the date hereof). The purpose of this Special Compensation Award (the “Award”) is to provide additional incentive to remain actively engaged and employed with the Company.

The balance of this Letter outlines the terms of your Award opportunity.

Key Terms of Your Award

•	Your Award will be paid to you in cash, provided you satisfy the conditions set forth in this Letter.

•	Your total potential Award amount is: $1,000,000.

•	Your retention period is through the earlier of i) December 31, 2016, or ii) one of the termination scenarios further described below.

When You Will Be Eligible to Vest in Your Award (“Vesting Date”)

•	Two Hundred Thousand Dollars ($200,000) of your Award will vest on December 31, 2014.

•	Three Hundred Thousand Dollars ($300,000) of your Award will vest on December 31, 2015.

•	Five Hundred Thousand Dollars ($500,000) of your Award will vest on December 31, 2016.

When You Will Be Eligible to Receive Payments in Your Award

Award payments will be paid to you in your next paycheck issued after the vesting date, if practicable, and no later than thirty (30) days after each of the vesting dates (“Payment Dates”); provided that all eligibility conditions set forth herein have been satisfied. Please note that your Award payments will be subject to legally required withholdings and deductions such as income and employment taxes. Your Award shall be considered “Eligible Compensation” under the Alpha Natural Resources, LLC and Affiliates 401(k) Retirement Savings Plan.

Notwithstanding the foregoing, your Award amount or a portion of it may vest sooner or not at all in the case of a “change in control” (as defined below) or certain terminations of your employment, as further described below under “Change in Control and Termination Scenarios.”

Except as provided below, your eligibility to receive the Award, or any portion thereof, pursuant to this offer is conditioned upon, and subject to, your continued full-time employment with the Company, through the applicable Vesting Dates.

Change in Control and Termination Scenarios

•	If you retire or voluntarily resign from the Company, then you will forfeit any unvested portion of the potential Award amount.

•
If your employment is involuntarily terminated by the Company for any reason other than "cause" and such termination constitutes a “separation from service,” any unvested portion of the total potential Award amount will vest immediately and such separation date shall be a Vesting Date for purposes of payment of the Award, less any previously paid portion of the potential Award amount.

•
In the event of a “change in control,” any unvested portion of the total potential Award amount will vest immediately and shall be a Vesting Date for purposes of payment of the Award, less any previously paid portion of the potential Award amount.

•
If your employment is terminated due to a “permanent disability” or death, you will be vested in a pro-rated portion of your potential Award amount based on the number of complete months you were employed with the Company during the retention period, less any previously paid portion of the potential Award amount.

Definitions

“Cause” means “Cause” as defined in Alpha’s Key Employee Separation Plan, as amended and restated from time to time (the “KESP”).
“Change in Control” means (i) any merger, consolidation or business combination in which the stockholders of Alpha immediately prior to the merger, consolidation or business combination do not own at least a majority of the outstanding equity interests of the surviving parent entity, (ii) the sale of all or substantially all of Alpha’s and its subsidiaries’ assets in a single transaction or a series of related transactions, (iii) the acquisition of beneficial ownership or control of (including, without limitation, power to vote) a majority of the outstanding common stock of Alpha by any person or entity (including a "group" as defined by or under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), or (iv) a contested election of directors, as a result of which or in connection with which the persons who were directors on Alpha’s Board of Directors (the “Board”) before such election or their nominees cease to constitute a majority of the Board. Notwithstanding the foregoing or any provision of this Agreement to the contrary, it is intended that the foregoing definition of “change in control” qualify as a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation, within the meaning of Treas. Reg. Section 1.409A-3(i)(5), and shall be interpreted and construed to effectuate such intent.
“Permanent Disability” means you are, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, and receiving income replacement benefits for a period of not less than three months under a disability benefit covering employees of your employer.
“Separation from Service” means your death, retirement or other termination of employment or service with the Company. Whether you have experienced a Separation from Service will be determined based on all of the facts and circumstances, in accordance with the guidance issued under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
Confidentiality

The terms of this Award, including the related financial and non-financial provisions, are highly personal and reflect the value we place on you and your career. As a result, we have asked that you respect the personal nature of these arrangements by maintaining this information in the strictest confidence. Consequently, we have agreed that you will not reveal the existence of this retention Award nor the terms of this Letter and related financial Award to anyone with the exception of your spouse, your personal tax advisor and your attorney, and only to the extent these individuals agree to maintain the confidentiality of these matters. We have also agreed that this information may be disclosed as required by law (including in the Company’s or its affiliates’ public disclosure documents), and, by you, only in proceedings not initiated by you or on your individual behalf. We have further agreed that the Company may modify and/or cease Awards pursuant to this Agreement in the event the Award arrangements are disclosed other than as permitted herein.

Non-Solicitation
The Company’s obligations to provide the payments and benefits set forth in this Letter shall be expressly conditioned upon your covenants of non-solicitation as provided below. In the event that you breach such obligations to the Company and/or any of its subsidiaries or affiliates (collectively, the “Company Entities”), the Company’s obligations to provide any payments and benefits set forth in this Letter shall cease without prejudice to any other remedies that may be available to the Company.
During the term of your employment with the Company and until the earlier of twelve (12) months after (x) the date your employment terminates with the Company Entities or (y) December 31, 2016, you shall not, directly or indirectly, (i) employ, cause to be employed or hired, recruit, solicit for employment or otherwise contract for the services of, or establish a business relationship with (or assist any other person in engaging in any such activities), any person who is, or within twelve (12) months before any date of such solicitation, was an employee, agent or consultant of the Company Entities, including, without limitation, a person who has served as a vice president or of a more senior capacity with any of the Company Entities (collectively, the “Solicited Persons”) or (ii) otherwise induce or attempt to induce (or assist any other person in engaging in any such activities) any Solicited Person to terminate such person’s employment or other relationship with the Company Entities, or in any way interfere with the relationship between any Company Entity and any such Solicited Person.
Non-Disparagement
You hereby agree to refrain from making disparaging or negative comments about the business or reputation of the Company, Alpha and its affiliates, and their respective officers, directors and employees, including through the use of social media sites such as FaceBook or Twitter.
Other Terms and Conditions Applicable to Your Award Opportunity
For purposes of clarity, the vesting and payment provisions of the Award granted under this Letter shall not be subject to, or otherwise modified by, any employment agreement or severance plan or other arrangement to which you have entered into with the Company and its affiliates, or are otherwise a participant in (as applicable), including, without limitation, the KESP (e.g., this Award shall not vest and be payable except as provided in this Letter).

Please note that your Award payments will be subject to withholding of applicable income and employment taxes. The laws of the Commonwealth of Virginia shall govern the Company’s obligations under this Letter, and any action relating to this Letter.

Neither this Letter nor any action taken hereunder shall be construed as giving you any right to continue to be employed by, or to provide services to, the Company, nor shall this Letter be deemed to limit in any way the Company’s right to terminate your employment or services at any time. Your employment will remain “at will.”
This Letter shall be binding upon and inure to the benefit of the Company Entities, and you and each of our respective heirs, representatives, successors and permitted assigns. This Letter shall not confer any rights or remedies upon any person other than the Company Entities, you and our respective heirs, representatives, successors and permitted assigns.
This Letter constitutes the final, complete and exclusive agreement between you and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, made to you by the Company or any representative thereof.
This Letter may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. Notwithstanding, the Company may, in its sole discretion and without your consent, modify or amend the terms of this Letter, impose conditions on the timing and effectiveness of the payment of the retention Award amount, or take any other action it deems necessary or advisable, to comply with Section 409A of the Code (or, if applicable, to cause this Award to be excepted from Section 409A).
All payments of “nonqualified deferred compensation” (within the meaning of Code Section 409A) are intended to comply with the requirements of Code Section 409A, and shall be interpreted in accordance therewith. Neither party individually or in combination may accelerate any such deferred payment, except in compliance with Code Section 409A, and no amount shall be paid prior to the earliest date on which it is permitted to be paid under Code Section 409A. In the event that you are determined to be a “key employee” (as defined in Code Section 416(i) (without regard to paragraph (5) thereof)) of the Company at a time when its stock is deemed to be publicly traded on an established securities market, payments determined to be “nonqualified deferred compensation” payable following termination of employment shall be made no earlier than the earlier of (i) the last day of the sixth (6th) complete calendar month following such termination of employment, or (ii) your death, consistent with the provisions of Code Section 409A. This Letter shall be interpreted to avoid any penalty sanctions under Section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. In no event shall you, directly or indirectly, designate the calendar year of payment. Notwithstanding, you recognize and acknowledge that Code Section 409A may impose upon you certain taxes or interest charges for which you are and shall remain solely responsible.
The invalidity or unenforceability of any provision of this Letter shall not affect the validity or enforceability of any other provision of this Letter. In the event any provision or term hereof is deemed to have exceeded applicable legal authority or shall be in conflict with applicable legal limitations, such provision shall be reformed and rewritten as necessary to achieve consistency and compliance with such applicable law.

You or the Company’s failure to insist upon strict compliance with any provision of this Letter or the failure to assert any right you or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Letter.
This Letter may be executed simultaneously in two counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

Please sign below indicating your agreement with these terms. Make and keep one copy of this Letter for your records, and then return the original to Gary Banbury no later than seven days after receipt.

Sincerely,

/s/ Paul H. Vining

Paul H. Vining
President

/s/ Brian D. Sullivan	1/24/2014

Signature: Brian D. Sullivan	Date